Exhibit 99.1

Investor Contact:	Mark Haden
Bunge Limited
914-684-3398
Mark.Haden@Bunge.com

Media Contact:	Susan Burns
Bunge Limited
914-684-3246
Susan.Burns@Bunge.com

www.bunge.com

Bunge Reports First Quarter Results

White Plains, NY – April 29, 2010 – Bunge Limited (NYSE:BG)

•	Results significantly improved from last year; operating cash flow of $760 million

•	Moema acquisition completed during the quarter and integration proceeding

•	Continue to expect closing of sale of fertilizer nutrients assets in the second quarter

•                  Financial Highlights

(In millions, except per share data and percentages)

	Quarter Ended
	3/31/10 3/31/09 % Change
Volumes (metric tons)	31,923	32,251	(1)%
Net sales	$10,345	$9,198	12%
Total segment EBIT (1) (2)	$118	$(203)	n/m
Agribusiness	$122	$28	336%
Sugar & Bioenergy	$5	$(10)	n/m
Fertilizer	$(40)	$(262)	85%
Edible Oils	$18	$22	(18)%
Milling products	$13	$19	(32)%

Net income (loss) attributable to Bunge (2)	$63	$(195)	n/m

Earnings (loss) per common share — diluted (2) (3)	$0.31	$(1.76)	n/m

(1)  Total segment earnings before interest and tax (“EBIT”) is a non-GAAP financial measure.  The information required by Regulation G under the Securities Exchange Act of 1934, including a reconciliation to net income (loss) attributable to Bunge, is included in the tables attached to this press release.

(2)  Bunge’s results include certain charges that may be of interest to investors.  See the Additional Financial Information section included in the tables attached to this press release for more information.

(3)  See Note 2 to the consolidated statements of income attached to this press release for information on the calculation of diluted earnings per share.

•      Overview

Alberto Weisser, Bunge’s Chairman and Chief Executive Officer stated, “Bunge’s first quarter improved significantly from where we were this time last year.  Agribusiness performed well, especially considering tight soybean supplies in Brazil that limited our origination activity in that country.  In fertilizer, results were weaker than expected due to lower volumes and margins.  However, our average inventory costs are now below market prices.

“Looking ahead to the remainder of the year, agribusiness and food & ingredients should perform as expected.  However, 2010 will be a transition year for sugar & bioenergy and retail fertilizer as we work through the integration of Moema and the separation of nutrients from retail.

“With the addition of Moema to our portfolio, sugar & bioenergy has become an important segment for Bunge with attractive growth potential.  It has increased our sugarcane milling capacity to 20 million metric tons and turned a complementary value chain into a core business that fits well with our strategy and capabilities.

“We also continue to expect a second quarter closing of the sale of our Brazilian fertilizer nutrients assets to Vale.  This transaction will result in approximately $3.5 billion in after-tax proceeds.  It allows us to pursue opportunities that strengthen our positions in existing markets and expand into new geographies and businesses where we can leverage our commercial, logistics and risk management expertise.  We continue to evaluate acquisition opportunities and organic investments that fit with our business strategy.

“The growth fundamentals of our markets are attractive.  We have a strong global network of assets.  We have a talented team.  And we are in a strong financial position.”

•                  First Quarter Results

Agribusiness

Better results in agribusiness were primarily due to solid performance in oilseed processing, which benefited from higher margins in most geographies.  Grain origination results were lower largely due to the tight soybean situation in Brazil and slow farmer selling during the early stages of the harvest.  Distribution benefited from strong soybean demand from China.  SG&A in the quarter increased primarily due to stronger local currencies in our foreign operations.  Foreign exchange losses of $41 million, primarily in our Brazilian subsidiary, from U.S. dollar-denominated financing of working capital, were offset by the positive impact of foreign exchange on valuations of commodity inventories included in gross profit.  First quarter results included $14 million of impairment and restructuring charges related to the closure of an older, less efficient oilseed processing facility in the U.S.

Sugar & Bioenergy

The quarter was characterized by the closing of the Moema acquisition in February, including the application of related purchase accounting adjustments.  At closing, assets and liabilities of Moema were recorded on the opening balance sheet at fair value, including sugar and ethanol inventories from the 2009 harvest and forward sales that were stepped up to prevailing market prices.  This step-up represents additional costs of $19 million for the full year, most of which was recognized in the first quarter.  Results in the first quarter also included $11 million of transaction-related expenses in connection with the acquisition.  Additionally, our sugar trading & merchandising business performed well in a volatile period.

Fertilizer

Results improved significantly from the prior year as the high cost inventory that impacted the business throughout 2009 has been sold.  Retail performance, however, was weaker than expected due to lower margins and volumes, as farmers slowed purchases in the second half of the quarter and we maintained pricing.  Noncontrolling interest increased in the quarter due to higher results at Fosfertil.  First quarter results included $4 million of restructuring charges in our retail business in Brazil and approximately $23 million lower depreciation in nutrients due to the classification of these assets as held for sale.

Edible Oil Products

Results were lower than in first quarter 2009 because they no longer include results from our joint venture interest in Saipol, which we sold in the fourth quarter of that year.   On a comparable basis, performance this quarter improved due to stronger results in North America and in our Brazilian margarine business.  SG&A in the quarter increased primarily due to stronger local currencies in our foreign operations.

Milling Products

Lower results in the quarter were primarily due to lower margins and higher operating expenses in wheat milling.  Margins were impacted by increased local competition following the large Brazilian wheat harvest.  Higher operating expenses were primarily due to the impact of the stronger Brazilian real.  First quarter results included $3 million of impairment and restructuring charges related to the closure of a corn oil extraction line that was co-located with the oilseed processing facility that is being closed in the U.S.

Financial Costs

Interest expense increased in the quarter due to higher average debt levels and a higher blended cost of borrowings resulting from debt assumed in the Moema transaction, which carried higher interest rates.

Income Taxes

The effective tax rate for the quarter ended March 31, 2010 was 10% compared to an income tax benefit of $34 million in the same period of last year.

Cash Flow

Cash provided by operating activities in the first quarter was $760 million compared to cash used by operations of $363 million in the same period of last year.  The increase was due to higher net earnings from operations and lower working capital requirements resulting primarily from higher trade payables in the fertilizer segment.

•                  Outlook

Jacqualyn Fouse, Chief Financial Officer, stated, “Looking ahead, big crops in South America should ease the tight supply situation and provide ample product for our agribusiness segment to originate, process and transport.  The USDA is forecasting global demand for soybean meal to grow by 4% and vegetable oil to grow by 5%.  However, the year will not be free of challenges as we may see some pressure on margins from increased oilseed processing capacity in North America.  The Brazil sugarcane harvest has commenced and our mills are operating.  Retail fertilizer should improve in the second half of the year as the pace of farmer purchases picks up closer to planting, but will be below our expectations.  Food & ingredients is expected to perform as planned.

“In light of this outlook, we are revising our 2010 full-year earnings guidance to $5.30 to $5.80 per share.  This guidance takes into consideration $33 million of notable items, $19 million net impact related to the purchase accounting step-up of inventories and forward sales associated with the Moema acquisition and anticipated integration costs.  It also assumes an effective tax rate of 14% to 18%, and is based on an estimated weighted average of 160 million shares outstanding on a fully diluted basis, which includes assumed dilution relating to our convertible preference shares.

“This guidance excludes the gain on the sale of fertilizer nutrients, which is expected to close in the second quarter of the year.”

Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 10:00 a.m. EDT on April 29, 2010 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted in the “Investor Information” section of www.bunge.com.

To listen to the call, please dial (888) 523-1227.  If you are located outside the United States or Canada, dial (719) 457-2656.  Please dial in five to 10 minutes before the scheduled start time.  When prompted, enter confirmation code 9389401.  The call will also be webcast live at www.bunge.com.

To access the webcast, select the “Investor Information” link on the Bunge homepage, then select “Webcasts and News Alerts.”  Select “Q1 2010 Bunge Limited Conference Call” and follow the prompts.  Please go to the Web site at least 15 minutes prior to the call to register and download any necessary audio software.

For those who cannot listen to the live broadcast, a replay will be available later in the day on April 29, 2010, continuing through May 29, 2010.  To listen to it, please dial (888) 203-1112 or, if located outside the United States or Canada, dial (719) 457-0820.  When prompted, enter confirmation code 9389401.  A replay will also be available on the company’s Web site.  To access it, select the “Investor Information” link on the Bunge homepage, then select “Audio Archives” and follow the prompts.

About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company with approximately 37,000 employees in more than 30 countries.  Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat and corn to make ingredients used by food companies; and sells fertilizer in North and South America.  Founded in 1818, the company is headquartered in White Plains, New York.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements.  All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities.  We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions.  These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.  The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally.  The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

###

Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors.  The table includes a description of these items and their effect on total segment EBIT, income from operations before income tax, net income attributable to Bunge and earnings per share for the quarter ended March 31, 2010 and 2009.

	Total Segment EBIT		Income From Operations Before Income Tax		Net Income Attributable to Bunge		Earnings Per Share— Diluted
(In millions, except per share data)	2010	2009	2010	2009	2010	2009	2010	2009
Quarter Ended March 31:
Impairment and restructuring charges (1)	$(22)	$—	$(22)	$—	$(14)	$—	$(0.10)	$—
Acquisition related expenses (2)	(11)	—	(11)	—	(7)	—	(0.05)	—
Total	$(33)	$—	$(33)	$—	$(21)	$—	$(0.15)	$—

(1)          Pre-tax impairment charges recorded in cost of goods sold in the quarter ended March 31, 2010 primarily consisted of $9 million in the agribusiness segment, which related to the closure of an older, less efficient oilseed processing facility in the U.S. and $2 million in the milling products segment, which related to the closure of a co-located corn oil extraction line.  Pre-tax restructuring and related charges recorded in cost of goods sold in the quarter ended March 31, 2010 consisted primarily of termination benefit costs in the U.S. and Brazil, of which $5 million were in the agribusiness segment, $1 million in the sugar and bioenergy segment, $4 million in the fertilizer segment, and $1 million in the milling segment.

(2)          In the quarter ended March 31, 2010, Bunge acquired a 100% ownership interest in five sugar mills in Brazil.  In connection with these transactions, Bunge recorded in selling, general and administrative expenses pretax acquisition-related expenses of $11 million.

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data and percentages)

(Unaudited)

	Quarter Ended March 31,		Percent
	2010	2009	Change

Net sales	$10,345	$9,198	12%
Cost of goods sold	(9,800)	(9,063)	8%

Gross profit	545	135	304%
Selling, general and administrative expenses	(347)	(294)	18%
Interest income	19	36	(47)%
Interest expense (Note 1)	(78)	(67)	16%
Foreign exchange loss	(50)	(19)
Other income (expense)-net	—	(7)

Income (loss) from operations before income tax	89	(216)	n/m
Income tax (expense) benefit	(9)	34

Income (loss) from operations after income tax	80	(182)	n/m
Equity in earnings of affiliates	—	6	(100)%

Net income (loss)	80	(176)	n/m
Net income attributable to noncontrolling interest	(17)	(19)

Net income (loss) attributable to Bunge	63	(195)	n/m
Convertible preference share dividends	(19)	(19)
Net income (loss) available to Bunge common shareholders	$44	$(214)	n/m

Earnings (Loss) per common share — diluted (Note 2):
Earnings (Loss) to Bunge common shareholders	$0.31	$(1.76)	n/m

Weighted—average common shares outstanding-diluted (Note 2)	141,286,492	121,730,058

Note 1:          Includes interest expense on readily marketable inventories of $13 million and $7 million for the quarter ended March 31, 2010 and 2009, respectively.

Note 2:          Weighted-average common shares outstanding-diluted for the quarter ended March 31, 2010 excludes the dilutive effect of approximately 3 million outstanding stock options and contingently issuable restricted stock units because the effect of the conversion would not have been dilutive.  Weighted-average common shares outstanding-diluted for the quarter ended March 31, 2010 also excludes the dilutive effect of approximately 14.6 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares because the effect of the conversion would not have been dilutive.  There were no outstanding stock-based payment awards or weighted average common shares that would be issuable upon conversion of the convertible preference shares, included in the earnings per common share - diluted calculation for the quarter ended March 31, 2009 because they would not have been dilutive.

CONSOLIDATED SEGMENT INFORMATION

(In millions, except volumes and percentages)

(Unaudited)

Set forth below is a summary of certain items in our consolidated statements of income and volumes by reportable segment.

	Quarter Ended March 31,		Percent
	2010	2009	Change
Volumes (in thousands of metric tons):
Agribusiness	25,138	26,197	(4)%
Sugar & Bioenergy	1,763	1,436	23%
Fertilizer	2,299	2,061	12%
Edible oil products	1,439	1,394	3%
Milling products	1,284	1,163	10%
Total	31,923	32,251	(1)%

Net sales:
Agribusiness	$6,645	$6,242	6%
Sugar & Bioenergy	1,025	391	162%
Fertilizer	699	699	—%
Edible oil products	1,573	1,490	6%
Milling products	403	376	7%
Total	$10,345	$9,198	12%

Gross profit:
Agribusiness	$329	$212	55%
Sugar & Bioenergy	22	1	n/m
Fertilizer	61	(193)	n/m
Edible oil products	99	79	25%
Milling products	34	36	(6)%
Total	$545	$135	304%

Selling, general and administrative expenses:
Agribusiness	$(168)	$(150)	12%
Sugar & Bioenergy	(29)	(7)	314%
Fertilizer	(52)	(57)	(9)%
Edible oil products	(76)	(62)	23%
Milling products	(22)	(18)	22%
Total	$(347)	$(294)	18%

Foreign exchange gain (loss):
Agribusiness	$(41)	$(21)
Sugar & Bioenergy	9	1
Fertilizer	(16)	3
Edible oil products	(2)	(2)
Milling products	—	—
Total	$(50)	$(19)

Equity in earnings of affiliates:
Agribusiness	$4	$(1)	n/m
Sugar & Bioenergy	1	(6)	n/m
Fertilizer	(5)	—	n/m
Edible oil products	—	12	(100)%
Milling products	—	1	(100)%
Total	$—	$6	(100)%

	Quarter Ended March 31,		Percent
	2010	2009	Change
Noncontrolling interest:
Agribusiness	$(2)	$(8)
Sugar & Bioenergy	2	1
Fertilizer	(27)	(13)
Edible oil products	(3)	(4)
Milling products	—	—
Total	$(30)	$(24)

Other income/(expense):
Agribusiness	$—	$(4)
Sugar & Bioenergy	—	—
Fertilizer	(1)	(2)
Edible oil products	—	(1)
Milling products	1	—
Total	$—	$(7)

Segment earnings before interest and tax:
Agribusiness	$122	$28	336%
Sugar & Bioenergy	5	(10)	n/m
Fertilizer	(40)	(262)	85%
Edible oil products	18	22	(18)%
Milling products	13	19	(32)%
Total (Note 1)	$118	$(203)	n/m

Reconciliation of total segment earnings before interest and tax:
Total segment earnings before interest and tax	$118	$(203)
Interest income	19	36
Interest expense	(78)	(67)
Income tax (expense) benefit (expense)	(9)	34
Noncontrolling interest share of interest and tax	13	5
Net income (loss) attributable to Bunge	$63	$(195)

Depreciation, depletion and amortization:
Agribusiness	$(46)	$(40)	15%
Sugar & Bioenergy	(14)	(2)	600%
Fertilizer	(15)	(32)	(53)%
Edible oil products	(20)	(17)	18%
Milling products	(7)	(4)	75%
Total	$(102)	$(95)	7%

Note 1:          Total segment earnings before interest and tax (“EBIT”) is a non-GAAP measure and is not intended to replace net income (loss) attributable to Bunge, the most directly comparable GAAP measure.  The information required by Regulation G under the Securities Exchange Act of 1934, including the reconciliation to net income attributable to Bunge, is included under the caption “Reconciliation of Non-GAAP Measures.”

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	March 31,	December 31,	March 31,
	2010	2009	2009
ASSETS
Current assets:
Cash and cash equivalents	$473	$553	$498
Trade accounts receivable	2,368	2,363	1,939
Inventories (1)	3,955	4,862	4,961
Deferred income taxes	244	506	348
Current assets held for sale (2)	1,055	—	—
Other current assets (3)	3,327	3,499	3,320
Total current assets	11,422	11,783	11,066

Property, plant and equipment, net	4,653	5,347	3,918
Goodwill	949	427	324
Other intangible assets, net	205	170	105
Investments in affiliates	586	622	757
Deferred income taxes	948	979	842
Non-current assets held for sale (2)	1,964	—	—
Other non-current assets	1,845	1,958	1,177
Total assets	$22,572	$21,286	$18,189

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$261	$166	$617
Current portion of long-term debt	288	31	68
Trade accounts payable	3,285	3,275	2,976
Deferred income taxes	95	100	78
Current liabilities held for sale (2)	533	—	—
Other current liabilities	2,428	2,635	2,699
Total current liabilities	6,890	6,207	6,438

Long-term debt	3,583	3,618	2,998
Deferred income taxes	134	183	124
Non-current liabilities held for sale (2)	308	—	—
Other non-current liabilities	784	913	853

Total Bunge shareholders’ equity	9,987	9,494	7,111
Noncontrolling interest	886	871	665
Total equity	10,873	10,365	7,776
Total liabilities and shareholders’ equity	$22,572	$21,286	$18,189

Note 1:          Includes readily marketable inventories of $2,665 million, $3,380 million and $2,671 million at March 31, 2010, December 31, 2009 and March 31, 2009, respectively.

Note 2:          On January 26, 2010, Bunge and two of its wholly owned subsidiaries entered into a definitive agreement with Vale S.A., a Brazil-based global mining company (“Vale”), and an affiliate of Vale, pursuant to which Vale will acquire Bunge’s fertilizer nutrients assets in Brazil, including its interest in Fertilizantes Fosfatados S.A. (“Fosfertil”).  Proceeds, net of tax, are expected to be approximately $3.5 billion.  The consideration is subject to a post-closing adjustment based on working capital and net debt, as provided in the sale and purchase agreement for the transaction.  The transaction is expected to close in the second quarter of 2010.  All assets and liabilities that are subject to the agreement with Vale have been classified as held for sale as of March 31, 2010.

Note 3:          Includes marketable securities of $19 million, $15 million and $18 million at March 31, 2010, December 31, 2009 and March 31, 2009, respectively.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Quarter Ended March 31,
	2010	2009
OPERATING ACTIVITIES
Net income	$80	$(176)
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Foreign exchange loss on debt	93	120
Impairment of assets	12	—
Bad debt expense	11	8
Depreciation, depletion and amortization	102	95
Stock-based compensation expense	6	10
Recoverable taxes provision	4	15
Deferred income taxes	(39)	(133)
Equity in earnings of affiliates	—	(6)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	(380)	374
Inventories	632	603
Prepaid commodity purchase contracts	(25)	(34)
Secured advances to suppliers	31	44
Trade accounts payable	434	(1,155)
Advances on sales	65	(16)
Unrealized net gain/loss on derivative contracts	(304)	265
Margin deposits	166	17
Accrued liabilities	145	(136)
Other—net	(273)	(258)
Cash provided by (used for) operating activities	760	(363)
INVESTING ACTIVITIES
Payments made for capital expenditures	(287)	(112)
Acquisitions of businesses (net of cash acquired)	(133)	(4)
Related party loans	(15)	(52)
Proceeds from investments	52	30
Proceeds from disposal of property, plant and equipment	2	1
Change in restricted cash	—	(28)
Cash used for investing activities	(381)	(165)
FINANCING ACTIVITIES
Net repayments in short-term debt with maturities of 90 days or less	36	(38)
Proceeds from short-term debt with maturities greater than 90 days	170	507
Repayments of short-term debt with maturities greater than 90 days	(514)	(328)
Proceeds from long-term debt	129	98
Repayment of long-term debt	(107)	(133)
Proceeds from sale of common shares	1	—
Dividends paid to preference shareholders	(19)	(19)
Dividends paid to common shareholders	(30)	(23)
Dividends paid to noncontrolling interest	—	(8)
Other	13	(26)
Cash (used for) provided by financing activities	(321)	30
Effect of exchange rate changes on cash and cash equivalents	—	(8)
Net increase (decrease) in cash and cash equivalents	58	(506)
Cash related to assets held for sale	(138)	—
Cash and cash equivalents, beginning of period	553	1,004
Cash and cash equivalents, end of period	$473	$498

Reconciliation of Non-GAAP Measures

This earnings release contains total segment earnings before interest and tax (“EBIT”), which is “non-GAAP financial measures” as this term is defined in Regulation G of the Securities Exchange Act of 1934.  In accordance with Regulation G, Bunge has reconciled this non-GAAP financial measure to the most directly comparable U.S. GAAP measures.

Total segment earnings before interest and tax

Total segment EBIT is consolidated net income (loss) attributable to Bunge excluding interest income and expense and income tax attributable to each segment.

Total segment EBIT is a non-GAAP financial measure and is not intended to replace net income (loss) attributable to Bunge, the most directly comparable GAAP financial measure.  Total segment EBIT is an operating performance measure used by Bunge’s management to evaluate its segments’ operating activities.  Bunge’s management believes EBIT is a useful measure of its segments’ operating profitability, since the measure reflects equity in earnings of affiliates and noncontrolling interest and excludes income tax.  Income tax is excluded as management believes income tax is not material to the operating performance of its segments.  In addition, interest income and expense have become less meaningful to the segments’ operating activities.  Total segment EBIT is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income (loss) attributable to Bunge or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of total segment EBIT to net income (loss) attributable to Bunge:

	Quarter Ended March 31,
(In millions)	2010	2009
Total segment EBIT	$118	$(203)
Interest income	19	36
Interest expense	(78)	(67)
Income tax (expense) benefit	(9)	34
Noncontrolling interest share of interest and tax	13	5
Net income (loss) attributable to Bunge	$63	$(195)